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Exhibit 12.1

Statement re: Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2004	2003	2002	2001	2000
Consolidated income before taxes, minority interest in earnings of subsidiaries and cumulative effect adjustment (a)	$69,541	$38,945	$28,951	$9,453	$14,618
Interest credited to account balances	305,762	248,075	183,503	100,125	57,312
Interest expense on General Agency Commission and Servicing Agreement	2,594	3,000	3,596	5,716	5,958
Interest expense on notes payable	1,749	1,486	1,901	2,881	2,339
Interest expense on subordinated debt (a)	9,609	7,661	—	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	3,148	1,278	1,777	1,504	3,267
Interest portion of rental expense	344	314	267	171	192

Consolidated earnings	$392,747	$300,759	$219,995	$119,850	$83,686

Interest credited to account balances	305,762	248,075	183,503	100,125	57,312
Interest expense on General Agency Commission and Servicing Agreement	2,594	3,000	3,596	5,716	5,958
Interest expense on notes payable	1,749	1,486	1,901	2,881	2,339
Interest expense on subordinated debt (a)	9,609	7,661	—	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	3,148	1,278	1,777	1,504	3,267
Interest portion of rental expense	344	314	267	171	192
Combined fixed charges	$323,206	$261,814	$191,044	$110,397	$69,068

Ratio of consolidated earnings to fixed charges	1.2	1.1	1.2	1.1	1.2

Ratio of consolidated earnings to fixed charges excluding interest credited to account balances	5.0	3.8	4.8	1.9	2.2

(a)
On December 31, 2003, retroactive to January 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. See note 1 to our audited financial statements.

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  Exhibit 12.1